As Filed With the Securities and Exchange Commission on March 4, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON DIGITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	01-0949984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 NE Third Avenue, Suite 1200

Fort Lauderdale, FL 33301

(Address of principal executive offices and zip code)

Marathon Digital Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Zabi Nowaid

General Counsel

Marathon Digital Holdings, Inc.

101 NE Third Avenue, Suite 1200

Fort Lauderdale, FL 33301

(800) 804-1690

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth LLP

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an additional 15,000,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Marathon Digital Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). An aggregate of 30,000,000 shares of Common Stock have been reserved for issuance under the 2018 Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2020 (File No. 333-239565), February 10, 2021 (File No. 333-252950), and August 19, 2021 (File No. 333-258928).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the Commission, are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 28, 2024, including the description of our capital stock set forth in Exhibit 4.1 attached thereto, as well as any amendments or reports filed for the purpose of updating such description; and

●	the Registrant’s Current Reports on Form 8-K filed with the Commission (excluding any reports or portions thereof that are deemed to be furnished and not filed) on January 16, 2024, January 18, 2024 and February 2, 2024.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law (the “NGCL”) empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) above, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the NGCL provides that any discretionary indemnification pursuant to Section 78.7502 of the NGCL may be made by the corporation only as authorized in each specific case upon the determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances.

Our Restated Articles of Incorporation (the “Articles”) provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. In addition, the Articles provide that we must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such officers or directors may have. Further, the Articles provide that our Board of Directors may cause us to purchase and maintain insurance on behalf of any person who is or was a director or officer. The indemnification provided in the Articles shall continue as to a person who has ceased to be an officer or director, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Amended and Restated Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) the payment of dividends in violation of the Nevada General Corporation Law.

The employment agreements we have entered into with certain officers provide that we shall (1) indemnify and hold harmless the officer to the maximum extent provided by the laws of the State of Nevada, and (2) cover the officer under our directors’ and officers’ liability insurance on the same basis as we cover our other officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in Exhibit 107 (Filing Fee Table) to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Las Vegas, Nevada, on March 4, 2024.

MARATHON DIGITAL HOLDINGS, INC.

By:	/s/ Fred Thiel
Fred Thiel
Chief Executive Officer and Executive Chairman
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Salman Khan and Zabi Nowaid, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fred Thiel	Chief Executive Officer and Executive Chairman	March 4, 2024
Fred Thiel	(Principal Executive Officer)

/s/ Salman Khan	Chief Financial Officer	March 4, 2024
Salman Khan	(Principal Financial and Accounting Officer)

/s/ Georges Antoun	Director	March 4, 2024
Georges Antoun

/s/ Kevin DeNuccio	Director	March 4, 2024
Kevin DeNuccio

/s/ Sarita James	Director	March 4, 2024
Sarita James

/s/ Jay Leupp	Director	March 4, 2024
Jay Leupp

/s/ Doug Mellinger	Director	March 4, 2024
Doug Mellinger

/s/ Said Ouissal	Director	March 4, 2024
Said Ouissal

EXHIBIT INDEX

Exhibit Number	Description	Registrant’s Form	Date Filed with the SEC	Exhibit Number
3.1†	Marathon Digital Holdings, Inc. Restated Articles of Incorporation	10-K	2/28/2024	3.1
3.2†	Marathon Digital Holdings, Inc. Amended and Restated Bylaws	10-K	2/28/2024	3.2
5.1*	Opinion of Stradling Yocca Carlson & Rauth LLP
10.1†	Marathon Digital Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan	10-K	2/28/2024	10.1
10.2†	Form of Restricted Stock Unit Agreement	10-K	2/28/2024	10.2
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Stradling Yocca Carlson & Rauth LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

†	Filed as an exhibit to the referenced form and incorporated by reference herein.
*	Filed herewith.